Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
Akshay Financeware, Inc.	New Jersey, U.S.
CoinInvest GmbH	Germany
European Precious Metal Trading GmbH	Germany
FCC Futures, Inc.	Iowa, U.S.
FCStone Commodity Services (Europe) Ltd	Ireland
FCStone do Brasil Ltda.	Brazil
FCStone Group, Inc.	Delaware, U.S.
FCStone Merchant Services, LLC	Delaware, U.S.
FCStone Paraguay S.R.L.	Paraguay
Fillmore Advisors Canada, ULC	British Columbia, Canada
Gainvest Asset Management Ltd.	British Virgin Islands
INTL Asia Pte. Ltd.	Singapore
INTL Capital S.A.	Argentina
INTL CIBSA S.A.	Argentina
INTL FCStone Assets, Inc.	Florida, U.S.
INTL FCStone Banco de Cambio S.A.	Brazil
INTL FCStone (BVI) Limited	British Virgin Islands
INTL FCStone Commodities DMCC	Dubai, United Arab Emirates
INTL FCStone Credit Trading Inc.	Delaware, U.S.
INTL FCStone de Mexico, S. de R.L. de C.V.	Mexico
INTL FCStone DTVM Ltda.	Brazil
INTL FCStone Europe S.A.	Luxembourg
INTL FCStone Financial Inc.	Florida, U.S.
INTL FCStone Financial (Canada) Inc.	British Columbia, Canada
INTL FCStone (HK) Ltd.	Hong Kong
INTL FCStone Ltd	United Kingdom
INTL FCStone Markets, LLC	Iowa, U.S.
INTL FCStone (Netherlands) B.V.	The Netherlands
INTL FCStone Nigeria Ltd	Nigeria
INTL FCStone Payments Ltd	United Kingdom
INTL FCStone Pte. Ltd.	Singapore
INTL FCStone Pty Ltd	Australia
INTL FCStone S.A.	Argentina
INTL FCStone (Shanghai) Trading Co., Ltd	China
INTL FCStone Technology Services Private Limited	India
INTL Fillmore Advisors LLC	Delaware, U.S.
INTL Gainvest S.A.	Argentina
INTL Netherlands B.V.	The Netherlands
INTL Pagos S.A.U.	Argentina
INTL Participacoes Ltda.	Brazil
INTL Technology Services LLC	Delaware, U.S.
SA Stone Investment Advisors Inc.	Delaware, U.S.
SA Stone Wealth Management Inc.	Delaware, U.S.
Westown Commodities, LLC	Iowa, U.S.